Exhibit 99.1

WestRock Provides Update of Financial Impact Following Hurricane Dorian

ATLANTA--(BUSINESS WIRE)--September 19, 2019--WestRock Company (NYSE: WRK), a leading provider of differentiated paper and packaging solutions, today provided an estimate of the impact of Hurricane Dorian on its fiscal fourth quarter financial results.

The Company idled three of its containerboard mills in the southeastern United States that were located in areas of mandatory evacuation in the projected path of Hurricane Dorian. All three mills resumed production as the evacuation orders were lifted in their respective areas.

The pre-tax impact from the hurricane on the Company’s financial results for the quarter ending September 30, 2019 is expected to be approximately $9 million. This impact is related to incremental costs to idle and restore the mills to operation, and the supply chain impacts of adapting our operations to meet our system requirements.

The Company will provide additional details during its fiscal fourth quarter earnings conference call.

About WestRock

WestRock (NYSE: WRK) partners with our customers to provide differentiated paper and packaging solutions that help them win in the marketplace. WestRock’s team members support customers around the world from locations spanning North America, South America, Europe, Asia and Australia. Learn more at www.westrock.com.

Forward-looking Statements

This release contains forward-looking statements that are based on management’s current views and assumptions and are typically identified by words or phrases such as “may,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “prospects,” “potential” and “forecast,” and other words, terms and phrases of similar meaning. Forward-looking statements include statements such as the pre-tax impact from the hurricane on the Company’s financial results for the quarter ending September 30, 2019 is expected to be approximately $9 million.

Contacts

Investors:
James Armstrong, 470-328-6327
Vice President, Investor Relations
james.armstrong@westrock.com

John Stakel, 678-291-7901
Senior Vice President – Treasurer
john.stakel@westrock.com

Media:
John Pensec, 470-328-6397
Director, Corporate Communications
mediainquiries@westrock.com